Exhibit 10.1

Endeavor Power Corporation Employment Agreement

This Employment Agreement (hereinafter referred to as “Agreement”), is entered into as of this 8th day of November 2010, by and between Endeavor Power Corp., (hereinafter referred to as the “Company”) and Alfonso Knoll (“KNOLL”).

WITNESSETH:

WHEREAS, the Company desires to employ KNOLL and KNOLL desires to be employed by the Company as the Chief Executive Officer (CEO) upon the terms and conditions set forth herein; and

WHEREAS, KNOLL and Company desire to reduce the terms of KNOLL’s employment with the Company to a written contract;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.

Employment.

Pursuant to the terms of this Agreement, the Company hereby employs KNOLL as the CEO.  KNOLL shall report directly to the Board of Directors and shall perform such duties as are customarily performed by a person holding the position of CEO in businesses similar to those engaged in by the Company and shall, in addition, render such other reasonable services as may be assigned to him, from time to time, by the Board of Directors or their designee within KNOLL’s scope of experience, training and expertise.

KNOLL hereby agrees to be employed as CEO of the Company for the term hereof as set forth below.  KNOLL agrees that he shall at all times faithfully and to the best of his ability, perform all of the duties that may reasonably be requested of him within his scope of experience, training and expertise pursuant to the terms of this Agreement.

The Company represents and warrants to KNOLL that this Agreement has been duly and validly authorized and executed by and on behalf of the Company and that it constitutes the lawful, valid and binding obligation of the Company.

KNOLL represents and warrants to the Company that he is free to accept employment hereunder and that he has no prior or existing obligations, commitments or restraints of any kind that would in any way hinder or interfere with his acceptance of, or the full performance of, his employment hereunder. When executed, this Agreement will constitute the lawful, valid and binding obligation of KNOLL.

During his employment with the Company, KNOLL shall devote not less than 95% of his working time, to the performance of his responsibilities hereunder in a manner which will faithfully and diligently further the business and interest of the Company.  Subject to and consistent with the provisions of Paragraph seven (7) below, KNOLL, during and while employed by the Company, may not provide any services to or receive any compensation from any competitor or potential competitor of the Company.

2.

Term.

Unless earlier terminated in accordance with Paragraph five (5) below, this Agreement shall continue for an initial period of one (1) year from the date on which both parties execute this Agreement. Thereafter, this Agreement shall be extended automatically for successive terms of one (1) year unless (i) the Company or KNOLL gives written notice of termination to the other party hereto at least Sixty (60) days prior to the termination of the initial term of employment hereunder or any renewal term thereof, or (ii) unless earlier terminated as herein provided.

3.

Compensation.

a)

Salary.

Company shall pay to KNOLL an annual salary of two hundred thousand dollars (US $200,000), contingent upon the conditions set forth in this Paragraph. KNOLL’s salary and other benefits shall be reviewed annually by the Board of Directors of the Company and with KNOLL. The salary shall be paid in equal periodic installments in accordance with the Company’s salary practices.  The salary payment shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay KNOLL’s salary hereunder. KNOLL’s salary is included as a portion of the Company’s SG&A, but shall not be paid in full if it is not earned by profit realized by the Company during the term of this Agreement. At no time will KNOLL’s salary be paid by any investment capital received by the Company, unless otherwise agreed to by the Board of Directors.

b)

Stock.

(i)

As additional compensation, Company agrees to deliver to KNOLL forty-three million, five-hundred thousand (43,500,000) shares of restricted stock of Endeavour Power, Corp., par value $0.001 per share, (hereinafter “EDVP shares”) contingent upon the satisfaction of the following requirements and pursuant to the following schedule:

(A)

Company will deliver 3,500,000 of the EDVP shares to KNOLL contemporaneous with the execution of this Agreement;

(B)

 Company will deliver 13,000,000 of the EDVP shares to KNOLL upon completion of the Company’s first profitable Recycling Turn;

(C)

Company will deliver 13,000,000 of the EDVP shares to KNOLL upon completion of the Company’s second profitable Recycling Turn;

(D)

Company will deliver 14,000,000 of the EDVP shares to KNOLL upon completion of the Company’s third profitable Recycling Turn;

(ii)

For the purposes of this Agreement, as used herein the term “Recycling Turn” means the process and event of purchasing, gathering and recycling of at least 100,000 lbs. of purchased electronic scrap materials, including but not limited to scrap materials from computers, computer keyboards, mother boards, mobile phones and any and all other types of recyclable electronic instruments and parts thereof (hereinafter “Recyclables”). Furthermore, to qualify as a “Recycling Turn” for purposes stated above, all applicable Recycling Turns must occur within 180 days of the date of execution of this Agreement by both parties and the Recyclables must realize a minimum price of $3.50 per pound when sold for recycling purposes. However, if within 30 days of the execution of this Agreement Company does not make available a minimum of $250,000 for the purchase, gathering and recycling of Recyclables, the 100,000 lb. weight requirement contained in this Paragraph shall be reduced to 50,000 lbs. with respect to the definition of a “Recycling Turn” as used and described herein.

(iii)

In the event the Parties hereto reach a mutual agreement that it is no longer in the Parties’ respective best interests to continue KNOLL’s employment as CEO of the Company, KNOLL agrees to return any and all EDVP shares delivered to him at such time to the Company and the Company agrees to void this Agreement and any and all further obligations owed by KNOLL, including but not limited to those included in Paragraph seven (7), below.

c)

Expenses.

During the term of KNOLL’s employment hereunder, KNOLL shall receive reimbursement from the Company for all reasonable expenses incurred by KNOLL in the performance of his duties hereunder, including, by way of example and not limitation, travel and living expenses while away from home on business at the request of or in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the standard policies and procedures established, from time to time, by the Company for reimbursement of expenses.

d)

Bonus.

KNOLL shall be entitled to receive a quarterly performance bonus equal to 15% of net revenues, defined as revenues pre SG&A, Paid Quarterly, As long as the net result is that the company achieve an EDITDA of no less than 25% .

e)

Other Benefits.

KNOLL shall be entitled to participate in the same manner as other officers of the Company in such life insurance, medical, dental, disability, pension, retirement plans and other programs as may be established by the Company, from time to time, for the benefit of its officers.  Except as provided elsewhere herein, nothing herein shall affect the Company’s right to amend, modify or terminate any retirement or other benefit plan at any time for any reason.

f)

Vacation.

KNOLL shall be entitled to up to two weeks paid vacation per year.

4.

Warranties and Indemnification by the Company.

The Company warrants and represents to KNOLL that:

a)

The Company shall indemnify and save KNOLL harmless from any and all claims incurred or made against KNOLL arising directly or indirectly from any negligent or wrongful acts or omissions by the Company, provided that any such negligent or wrongful acts or omissions do not occur as a result of KNOLL’s own acts or failure to act on behalf of the Company in his role as CEO.  The Company shall use its best efforts to obtain insurance of the kind and amount reasonably necessary to provide adequate protection to KNOLL.

b)

The Company shall provide to KNOLL any assistance or access to information and facilities reasonably required by KNOLL to perform his obligations under this Agreement.

c)

The Company shall provide KNOLL reasonable assistance in his compliance with the legal requirements existing from time to time so as to allow KNOLL to perform his duties as the Company's CEO.

5.

Termination of Employment.

This Agreement and KNOLL’s employment hereunder may be terminated only under the following circumstances during the term of this Agreement:

a)

Termination by KNOLL.

KNOLL may terminate his employment with the Company for any reason by giving the Company not less than 60 days prior notice of his intent to terminate his employment.  In the event of the termination of this Agreement by KNOLL, and at Company’s option, Company may immediately terminate KNOLL’s employment and shall only pay KNOLL’s salary earned and owed up to the date of such termination and KNOLL shall not be entitled to the benefits of Paragraph six (6) below.

b)

Death.

KNOLL’s employment hereunder shall terminate upon his death.

c)

Disability.

If as a result of KNOLL’s incapacity due to physical or mental illness, KNOLL shall have been unable to perform his duties hereunder for a period of two (2) consecutive months during the term hereof, the Company may terminate KNOLL’s employment hereunder.

d)

Termination by Employer

Company may terminate KNOLL’s employment with the Company for cause.

“Cause” for the purposes of this Agreement, shall include the Company’s good faith belief that KNOLL has engaged in any one or more of the following:  willful misconduct, fraud, misappropriation, embezzlement, gross negligence, incompetence, self-dealing, dishonesty, misrepresentation,  material violation of any Company policy or any provisions of this Agreement (i.e., confidentiality, ethics, harassment/ discrimination, or violence, substance or alcohol abuse) unsatisfactory performance or incompetence.  “Cause” also shall include KNOLL’s inability to perform the essential functions of his job as described to date, for any reason, for a period of time set forth in Paragraph seven (7) above, and any other circumstances which, under applicable law, would give the Company the right to terminate KNOLL, with such termination being deemed to be for cause.

6.

Compensation Upon Termination of Employment.

a)

If KNOLL’s employment is terminated for cause under Paragraph 5(d) above, the Company shall pay KNOLL his full salary through the termination date plus all expense reimbursements outstanding, if any, and the Company shall have no further obligations whatsoever to KNOLL under this Agreement, except as may be expressly provided elsewhere herein.

b)

The termination of KNOLL’s employment either by KNOLL or by the Company, whether with or without Cause, shall not release KNOLL from KNOLL’s obligations and restrictions under Paragraph seven (7) of this Agreement.

c)

Regardless of the reason for the termination of KNOLL’s employment, whether by KNOLL or the Company, whether with or without Cause, whether or not due to KNOLL’s death, KNOLL (or his estate) will receive pay for any days actually worked by KNOLL prior to the termination of his employment.

d)

Regardless of the reason for the termination of KNOLL’s employment, whether by KNOLL or the Company, whether with or without Cause, whether or not due to KNOLL’s death, KNOLL (or his estate) shall  not be eligible for any Company-paid benefits subsequent to the termination of his employment.  In particular, and by way of example only, KNOLL’s eligibility to continue to participate in Company’s group health plan, if any, pursuant to COBRA shall be at his sole expense effective on the first day of the month following the month to which his employment terminates, subject to COBRA’s eligibility requirements and other terms, conditions, restrictions and exclusions as applicable.

7.

Restrictions on Competition and Non-Disclosure.

a)

Non-Disclosure of Information.

i.

KNOLL shall not, directly or indirectly, disclose to any person or entity for any reason, or use for his own personal benefit, any Confidential Information (as defined below) either during his employment with the Company or following termination of that employment for Cause for a period of three years after termination of this Agreement;

ii.

KNOLL shall, at all times take all precautions necessary to protect from loss or disclosure by him of any and all documents or other information containing, referring to or relating to such Confidential Information.  Upon termination of his employment with the Company for any reason, whether voluntary or involuntary, KNOLL shall promptly return to the Company any and all documents or other tangible property containing, referring to or relating to such Confidential Information, whether prepared by him or others;

iii.

Notwithstanding any provision to the contrary in this Paragraph seven (7), this Paragraph shall not apply to information which has become part of the public domain or is otherwise publicly disclosed through no fault or action of KNOLL.  If KNOLL has reason to believe that he may be legally required to disclose Confidential Information, he shall give the Company reasonable notice prior to disclosure so that it may seek to protect the confidentiality of such information;

iv.

For purposes of this Agreement “Confidential Information” means any information relating in any way to the business of the Company disclosed to or known to KNOLL as a consequence of, result of, or through KNOLL’s employment by the Company which consists of technical and non-technical information about the Company’s production, processes, programs, concepts, forms, business methods, data, any and all financial and accounting data, marketing, customers, customer lists, and services and information corresponding thereto acquired by KNOLL during the term of KNOLL’s employment by the Company.  Confidential Information shall not include any of such items which are published or are otherwise part of the public domain or freely available from trade sources or otherwise.

b)

Disclosure of Works and Inventions/Assignment of Patents.

i.

KNOLL shall maintain such records of his work as the Company may direct from time to time.  KNOLL shall promptly disclose to the Company, in writing, any and all copyrightable works, including software, and any and all discoveries, inventions, technological innovations and improvements, whether patentable or not (whether it be a machine, process, apparatus, article, composition, design, software, writing or other thing) conceived or made by KNOLL, solely or jointly, during the period of his employment with the Company, whether or not authorized, conceived or made during working hours or with the Company’s equipment or facilities, which relates in any manner to the existing or contemplated business of the Company. Unless otherwise waived in writing by the Company, all such copyrightable works (including software), discoveries, inventions, technological innovations and improvements shall be the exclusive property of the Company with respect to any and all countries in the world and KNOLL shall assign and hereby does assign all right, title and interest thereto the Company or its nominee;

ii.

KNOLL, both during his employment and thereafter, shall cooperate fully with the Company in taking all actions and measures necessary for the Company to acquire and perfect its ownership of all such property.  Whenever required to do so by the Company, KNOLL shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or copyrights of the United States or any foreign country or to otherwise protect the Company’s interest therein.  Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authorized, conceived, made or reduced to practice by KNOLL during the period of employment, and shall be binding upon KNOLL’s assigns, executors, administrators and other legal representatives.  In conformance with Company policy from time to time, KNOLL shall be reimbursed by the Company for reasonable expenses incurred by KNOLL in connection with his obligations under this Paragraph subject to KNOLL’s furnishing adequate documentary evidence to substantiate such expenses;

iii.

KNOLL agrees that in the event of publication by KNOLL of written or graphic materials, other than works of fiction or relating to subjects outside of the Company’s business, Company will retain and own all rights in said materials, including right of copyright.

c)

Restrictions on Competition.

i.

KNOLL agrees that during his employment with the Company he shall not, directly or indirectly, solicit the trade of or trade with, or otherwise do business with, any customer or prospective customer of the Company or any direct or indirect competitor of the Company. Furthermore, for a period of two years following the termination of his employment with the Company, KNOLL shall not, directly or indirectly, solicit the trade of or trade with, any customer, prospective customer, supplier or prospective supplier of the Company on behalf of or for the benefit of any direct or indirect competitor of the Company;

ii.

KNOLL agrees that for a period of two (2) years following the termination of his employment with the Company, KNOLL shall not shall not own, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the present business of the Company or such other business activity in which the Company substantially engages during the term of KNOLL’s employment.

iii.

KNOLL agrees that during his employment with the Company and for a period of two (2) years following the termination of KNOLL’s employment with the Company, KNOLL shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any KNOLL of the Company to leave the Company for any reason whatsoever or hire any KNOLL of the Company;

iv.

During his employment with the Company, KNOLL shall not take any action which might divert from the Company any opportunity which would be within the scope of any present or contemplated future business of the Company;

v.

In the event of the sale or other disposition of all or substantially all of the Company’s assets or capital stock, KNOLL agrees to use his best efforts, in good faith, to assist the purchaser (at the purchaser’s request) during the transition phase for a period of up to 12 months at KNOLL’s then current compensation level. KNOLL acknowledges, however, that nothing contained herein shall be binding upon or otherwise require the purchaser of the Company’s assets or capital stock to continue the employment of KNOLL after such purchase and sale;

vi.

The provisions set forth in Paragraph seven (7) of this Agreement shall survive the termination of KNOLL’s employment with the Company, or the expiration of this Agreement, as the case may be, and shall continue to be binding upon KNOLL and Employer in accordance with their respective terms;

vii.

KNOLL recognizes and acknowledges that the services to be rendered by him hereunder are of a special and unique character and that the restrictions on KNOLL’s activities contained in this Agreement are required for the Company’s reasonable protection.  KNOLL agrees that in the event of his breach of any part of Paragraph seven (7) of this Agreement, the Company will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach or to enforce the specific performance of this Agreement by KNOLL or to enjoin KNOLL from engaging in any activity in violation hereof. In the event the Company institutes proceedings at law for its protection, Company shall be entitled to receive from KNOLL, and KNOLL agrees to pay, all legal costs and fees associated with such legal action.

8.

Miscellaneous.

a)

Notices. Any notice required hereby shall be in writing, shall be effective upon receipt, may be sent by facsimile transmission, Email or original document by hand delivery, overnight courier or certified mail, return receipt requested, postage prepaid to the address set forth below.  The original of any notice sent by facsimile transmission or Email shall be delivered to the addressee by the close of the business day next following the date of the facsimile or Email transmission or in the case of international delivery, the close of the third business day following the date of the facsimile or Email transmission. All notices shall be sent to:

If to the Company:

Keith E. Kress

8120 Lupine Lane

Bozeman, MT 59718

Email: KKress@Kress-Law.com

T: 407.353.6369

If to KNOLL:

Alfonso Knoll

240 Main St.

Denver, PA 17517

Email: AlfonsoKnoll@aol.com

T: 610.507.5174

Any party may change its address for notice by giving the other party ten (10) days notice of such change.

b)

Validity.  Any term or provisions of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions thereof.

c)

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same Agreement.

d)

Modification.  This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto.  This Agreement may not be amended or modified except by written instrument executed by the parties hereto.

e)

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to conflict of laws provisions and without the aid of any canon, custom or rule of law requiring construction against the drafting person.

f)

Binding Effect.  The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, successors and assigns.  In the event Company or substantially all its assets is acquired by another entity, or in the event Company merges with another entity, this Agreement shall remain in full force and effect. Neither party may assign, convey or transfer the rights or obligations contained herein unless such obligations, assignment, conveyance or transfer is consented to by the other, which consent shall not be unreasonably denied, or such assignment, transfer or conveyance is pursuant to a testamentary transfer or otherwise by operation of law.

g)

Headings.  Headings in this Agreement are included herein for convenience only and shall not constitute a part of this Agreement for any other purpose or be given any substance effect.

h)

Authorship. This Agreement shall be conclusively deemed to have been jointly prepared and authored by the parties hereto and their representatives and no ambiguity shall be construed against any party hereto based on such authorship.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ Alfonso Knoll

/s/ Keith E. Kress

Alfonso Knoll

Keith E. Kress

Director & Authorized Agent

Endeavor Power Corp.